Exhibit 5.4

Squire Patton Boggs (US) LLP 1 E. Washington St., Suite 2700 Phoenix, Arizona 85004 O +1 602 528 4000 F +1 602 253 8129 squirepattonboggs.com

November 2, 2015

The Goodyear Tire & Rubber Company

200 Innovation Way

Akron, Ohio 44316-0001

Ladies and Gentlemen:

We have acted as special Arizona counsel to The Goodyear Tire & Rubber Company, an Ohio corporation (the “Company”), and its subsidiaries Divested Litchfield Park Properties, Inc., an Arizona corporation (“DLPP”), and Goodyear Farms, Inc., an Arizona corporation (“Goodyear Farms”), relating to the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of (i) one or more series of debt securities (the “Debt Securities”) and (ii) Guarantees of the Debt Securities (the “Guarantees”) by certain subsidiaries of the Company listed on Schedule A hereto (collectively, the “Guarantors”), pursuant to the registration statement on Form S-3, filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”). As described in the Registration Statement, the Debt Securities and Guarantees may be issued from time to time in one or more offerings.

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion and have examined the Indenture, dated August 13, 2010 (the “Indenture”) among the Company, Guarantors party thereto and Wells Fargo Bank, N.A., as trustee. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information furnished by public officials, officers of the Company and the Guarantors, and other sources believed by us to be responsible.

Based upon the foregoing, it is our opinion that each of DLPP and Goodyear Farms: (i) is a corporation duly formed, validly existing and in good standing under the laws of the State of Arizona and (ii) possesses the corporate power and authority to execute, deliver and perform the Guarantees and the Indenture.

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The Goodyear Tire & Rubber Company November 2, 2015 Page 2	Squire Patton Boggs (US) LLP

We are members of the bar of the State of Arizona. We do not express any opinion herein on any laws other than those of the State of Arizona.

We hereby consent to the filing of this opinion as Exhibit 5.4 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Squire Patton Boggs (US) LLP

Attachment: Schedule A — List of Guarantors

SCHEDULE A

Guarantors

Guarantors	State of Incorporation or Formation
Celeron Corporation	Delaware
Divested Companies Holding Company	Delaware
Divested Litchfield Park Properties, Inc.	Arizona
Goodyear Export Inc.	Delaware
Goodyear Farms, Inc.	Arizona
Goodyear International Corporation	Delaware
Goodyear Western Hemisphere Corporation	Delaware
T&WA, Inc.	Kentucky
Wingfoot Commercial Tire Systems, LLC	Ohio
Goodyear Canada Inc.	Ontario, Canada
Wingfoot Mold Leasing Company	Nova Scotia, Canada